UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

THE ALLSTATE ASSURANCE COMPANY SEPARATE ACCOUNT B

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE ALLSTATE ASSURANCE COMPANY SEPARATE ACCOUNT B - SOLICITATION SCRIPT

Greeting:

Hello, is Mr./Ms.                          available please?

Hi Mr./Ms.                          , my name is                                          and I am calling on behalf of The Allstate Assurance Company Separate Account B. You were mailed proxy materials for the upcoming special meeting of Shareholders scheduled for November 15, 2007 and our records show that you have not yet voted on the important proposals affecting your fund. Have you received the materials?

If Received:

The Board Members are asking you to consider the proposal(s) that they have studied carefully and they recommend that you vote in favor of the proposal(s). For your convenience, may I take your vote over the phone?

IF YES:

The process will only take a few moments.

Again, my name is                                         , a proxy-voting specialist acting on behalf of The Allstate Assurance Company Separate Account B. Today’s date is                          and the time is                          E.T.

Would you please state your full name and full mailing address?

Are you authorized to vote all units?

(If Yes, proceed with voting process)

(If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)

The Board of Trustees has unanimously approved the proposals as set forth in the materials you received and recommends a favorable vote for these proposals. Do you wish to support the Board’s recommendation for each of your accounts?

(Record all voted as shareholder requests)

For Favorable Vote:

Mr./Ms.                          I have recorded your vote as follows, for all of your accounts you are voting as the Board recommends in favor of the proposal(s) as set forth in the proxy materials you received.

For Non-Favorable Vote:

Mr./Ms.                          I have recorded your vote as follows, for all of your accounts you are voting against the proposal(s) as set forth in the proxy materials you received.

For Abstentions:

Mr./Ms.                          I have recorded your vote as follows, for all of your accounts you are abstaining on the proposal(s) as set forth in the proxy materials you received.

You will receive a written confirmation of your vote. Thank you very much for your participation and have a great day/evening.

If Unsure of Voting:

Would you like me to review the proposal(s) with you? (Answer all the contract holders’ questions and ask them if you can secure their vote over the phone. If they agree, return to authorized voting section)

If Not Received:

Do you have an email address this can be sent to?

(If yes: Type the email address in the notes and read it back phonetically to the shareholder)

Thank you. After you have received and reviewed the materials, please call us back at the toll free number provided in the statement so that we can answer any questions you may have and also record your vote.

(If no email) I can resend the materials to you. Is this your current address? (Verify entire address, including street name, number, town, state & zip and make any necessary changes.) Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote.

If Shares were Sold after (record date)

I understand Mr./Ms.                        , however you were a holder on the record date and therefore you are still entitled to cast your vote. Would you have any objections to casting your vote along with the recommendations of the Board?

If Not Interested:

I am sorry for the inconvenience. Please be aware that as an owner, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.